Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Continues Its Strong Financial Performance
Fiscal 2007 Fourth-Quarter Net Income Increases More Than 36 Percent

Net Earnings Rise To Highest Levels Since Becoming A Public Company

GRAND RAPIDS, MICHIGAN-May 16, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 13-week fourth quarter and fiscal 2007 year ended March 31, 2007.

Fourth-Quarter Results

Consolidated net sales for the 13-week fourth quarter increased 23.6 percent to $559.5 million from $452.8 million in last year's 12-week fourth quarter. The extra week in this year's fourth quarter added $42.3 million to consolidated net sales. Net sales growth, excluding the extra week of sales, was due to the Company's acquisition of D&W Food Centers and related pharmacies, 1.4 percent comparable store sales growth (excluding fuel center sales and the extra sales week), incremental fuel sales and the strong growth in the distribution segment.

Operating earnings improved for the fifth consecutive quarter, increasing 34.2 percent to $14.0 million from $10.4 million in the same period last year. The operating earnings increase was due primarily to higher net sales and improved gross margin rates in both the retail and distribution business segments, partially offset by non-recurring benefits recorded last year. Included in the current fourth-quarter operating earnings is $2.9 million of earnings related to the extra week of sales and a $0.5 million pretax credit provision for LIFO inventory valuation. Last year's fourth-quarter included net pretax benefits totaling $2.2 million related to favorable LIFO inventory provisions, favorable workers' compensation and healthcare reserve adjustments, and a favorable vendor contract settlement.

"We continue to be pleased with our steady business progress and consistently improving financial results," stated Craig C. Sturken, Spartan's Chairman, President, and Chief Executive Officer. Net sales have improved by at least 12 percent for the past four quarters and operating earnings have grown by double digits in nine of our last 11 quarters. In addition, we surpassed $80 million in annual Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), as defined in our credit agreement, a milestone for our company."

Fourth-quarter earnings from continuing operations increased 30.6 percent, reaching $7.5 million, or $0.35 per diluted share, compared with $5.7 million, or $0.27 per diluted share in the same period last year. Earnings from continuing operations for the quarter, including a $0.5 million pretax gain on the sale of real estate, improved substantially despite significantly higher interest expense associated with the Company's increased borrowings used to fund its recent acquisitions and the non-recurring benefits realized last year.

Net earnings for the quarter increased 36.4 percent to $7.2 million, or $0.34 per diluted share, from $5.3 million, or $0.25 per diluted share, in the same period last year.

Fourth-quarter gross profit margins improved 130 basis points to 20.5 percent from 19.2 percent in the same period last year. The improvement was the result of improved gross margin rates in both business segments and a higher percentage of consolidated net sales contribution from the retail segment, partially offset by an increase in lower gross margin rate fuel and pharmacy sales.

Operating expenses were $100.5 million, or 18.0 percent of sales, compared with $76.7 million, or 16.9 percent of sales, in the year-ago quarter. As a percentage of sales, the ratio increase was due primarily to an increased mix of retail sales, which carry a higher expense structure, higher compensation costs and the absence of the non-recurring items that lowered last year's fourth-quarter operating expenses.

Operating Segments

Distribution Segment

Net sales in the distribution segment increased 12.8 percent to $293.8 million from $260.5 million in the same period last year. The extra week in this year's fourth quarter added $22.9 million to net distribution sales. The balance of the sales increase was the result of new business and higher sales to existing customers, partially offset by sales related to the previously disclosed termination of two distribution customer relationships in the third quarter. Sales to the two customers totaled $4.5 million in last year's fourth quarter.

Distribution segment operating earnings increased 19.2 percent to $9.9 million from $8.3 million in the same period last year. Higher sales volumes, better gross margin rates, incremental perishable sales and lower product costs contributed to the earnings improvement, but were partially offset by higher employee compensation costs. This year's fourth quarter included the extra week of sales, which contributed $1.2 million to operating earnings, and a favorable LIFO provision of $0.9 million. Last year's fourth quarter included a favorable $0.7 million LIFO provision, and a $1.0 million favorable benefit from a workers' compensation reserve adjustment and favorable contract termination proceeds.

Retail Segment

Fourth-quarter retail net sales increased 38.2 percent to $265.7 million from $192.3 million in the same period last year. The increase was due primarily to the incremental sales from the acquired retail stores and pharmacies, comparable store sales growth and the extra week of sales, which totaled $19.4 million. Excluding the extra week of sales, comparable store sales increased 2.9 percent for the quarter including fuel sales or 1.4 percent excluding fuel sales. The retail sales growth was partially offset by the previously disclosed closing of two retail stores, which contributed $3.4 million to sales in last year's fourth quarter, and lower net sales at the Company's Pharm retail stores.

Retail operating earnings for the quarter increased 93.9 percent to $4.1 million from $2.1 million in the same period last year. The significant improvement in retail operating earnings was primarily the result of the extra week of sales, which contributed $1.7 million to earnings, and the D&W acquisition, partially offset by higher employee compensation costs. The year-ago quarter included a $0.5 million favorable insurance reserve adjustment related to workers' compensation.

Balance Sheet

The Company reduced outstanding borrowings by approximately $19.2 million during the fourth quarter. The reduction in outstanding borrowings was the result of improved cash flow from operations due to higher earnings and improved inventory turnover rates.

Net cash provided by operating activities increased 17.2 percent for the year to $64.2 million from $54.7 million in fiscal 2006.

Fiscal 2007 Results

Consolidated net sales for fiscal 2007 increased 16.2 percent to $2,370.4 million from $2,039.9 million in fiscal 2006. The net sales increase was due to the D&W acquisition, the extra week of sales this year, comparable store sales growth of 1.4 percent (excluding fuel sales and the extra week of sales), fuel center and pharmacy sales growth, sales to new distribution customers and increased sales to existing distribution customers. The sales increase was partially offset by the absence of sales related to the closed stores ($12.5 million) and the two terminated distribution customer relationships ($11.9 million).

Fiscal 2007 operating earnings increased 38.9 percent to $51.4 million, from $37.0 million reported last year. The increase was the result of strong sales gains in both business segments, as well as improved gross margin rates that were only partially offset by higher operating expenses.

Net earnings for 2007 increased 38.5 percent to $25.2 million, or $1.18 per diluted share, from $18.2 million, or $0.86 per diluted share, last year. Fiscal 2007 includes a loss from discontinued operations of $0.4 million, or $0.02 per diluted share, compared with a loss from discontinued operations of $2.2 million, or $0.10 per diluted share, in fiscal 2006.

Mr. Sturken continued, "This is our fourth consecutive year of substantial progress as we continue to successfully execute each element of our business strategy, including the current growth phase of our business plan. This year, we successfully completed the acquisition and integration of D&W Food Centers, PrairieStone Pharmacy, and recently announced an acquisition agreement with G&R Felpausch Company to acquire their 20 retail stores. During the year, we expanded our fuel center operations to 10 locations from six in the previous year and increased our distribution customer base by 13 stores. In addition, the expansion of our produce distribution capacity in the previous year, led to strong growth in our more profitable produce sales this year. Our progress has significantly strengthened both our retail and distribution competitive market positions.

"In addition, our balance sheet and cash flow generation remain strong and provide us with the resources and financial flexibility to continue executing our business plan."

Outlook

"We are very pleased with our business progress this past fiscal year and are continuing forward with the growth phase of our business plan," said Mr. Sturken. Although we are just beginning to execute this phase of our strategy, we have already achieved considerable success.

"Including our anticipated acquisition of 20 retail stores from G&R Felpausch Company, we expect to increase our store base 43 percent to 107 stores from the 75 stores we operated at the end of fiscal 2004.

"Our recently announced expanded distribution relationship with Martin's Super Markets should provide more than $100 million in incremental sales volume. This relationship is our first major expansion into Indiana," said Mr. Sturken.

"Late in fiscal 2007, we began our first new store construction project in more than four years. We are currently building a new 48,500 sq. ft. prototype replacement store and anticipate beginning construction of another replacement store during the second half of fiscal 2008. The new store construction initiative is designed to enhance our existing store base and fill in market gaps in our current service areas. In addition, we expect to complete remodels of an additional three to five retail stores, and open approximately six more fuel centers during fiscal 2008.

"Our priorities for the coming year will be to achieve consistent, long-term profitable growth by focusing on core aspects of our business plan. This will include integrating the expected Felpausch acquisition, transitioning the incremental distribution business with Martin's Super Markets, expanding our fuel center operations, new store and replacement store construction, improving the performance of certain retail stores, and continuing to secure new distribution customers while expanding sales penetration with existing customers. In addition, we will also continue to keep a close watch on market conditions to take advantage of prudent retail acquisition opportunities or to secure new distributions customers.

"Excluding the incremental sales related to our anticipated retail store acquisition and significant new distribution relationship, we expect comparable store and distribution sales to increase in the low single digits. Overall profitability should increase as margins stabilize and we experience better fixed cost leverage. We expect the additional business from our expanded Martin's Super Market relationship to be modestly accretive to earnings in the first year due to associated start-up and transition costs. In addition, we expect our Felpausch retail store acquisition to be accretive to consolidated earnings in the second full year of operation due to costs and investments of approximately $5 million to $6 million for store re-positioning, remodeling, training, and other start-up related expenses that will occur during the first 15 months of operation. We are in the process of completing many details of the transition and will be in a better position to provide additional details by mid-June when we expect the acquisition to close.

"We expect capital expenditures for fiscal 2008, excluding the acquisition or acquisition related expenditures, to range from $35 million to $40 million, depreciation and amortization to range from $20 million to $25 million and interest expense to approximate $13 million," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's fourth-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 17, 2007. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 68 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "momentum", "plan", "design", "priority", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or that Spartan Stores or its management "anticipates", "believes," "plans" or "expects" a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans and strategies, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-

looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year
	(13 weeks) March 31, 2007	(12 weeks) March 25, 2006	(53 weeks) March 31, 2007	(52 weeks) March 25, 2006

Net sales	$559,481	$452,791	$2,370,428	$2,039,926
Cost of sales	445,013	365,704	1,903,258	1,657,742
Gross margin	114,468	87,087	467,170	382,184

Operating expenses
Selling, general and administrative	95,305	72,047	389,846	324,073
Provision for asset impairment and exit costs	-	-	4,464	1,057
Depreciation and amortization	5,176	4,614	21,433	20,022
Total operating expenses	100,481	76,661	415,743	345,152

Operating earnings	13,987	10,426	51,427	37,032

Non-operating expense (income)
Interest expense	3,022	1,599	12,751	7,669
Other, net	(534)	43	(647)	(1,306)
Total non-operating expense, net	2,488	1,642	12,104	6,363

Earnings before income taxes and discontinued operations	11,499	8,784	39,323	30,669
Income taxes	4,042	3,075	13,748	10,307

Earnings from continuing operations	7,457	5,709	25,575	20,362

Loss from discontinued operations, net of taxes	(214)	(399)	(415)	(2,190)

Net earnings	$7,243	$5,310	$25,160	$18,172

Basic earnings per share:
Earnings from continuing operations	$0.35	$0.27	$1.22	$0.98
Loss from discontinued operations	(0.01)	(0.02)	(0.02)	(0.11)
Net earnings	$0.34	$0.25	$1.20	$0.87

Diluted earnings per share:
Earnings from continuing operations	$0.35	$0.27	$1.20	$0.96
Loss from discontinued operations	(0.01)	(0.02)	(0.02)	(0.10)
Net earnings	$0.34	$0.25	$1.18	$0.86

Weighted average number of shares outstanding:
Basic	21,078	20,921	20,913	20,796
Diluted	21,570	21,313	21,408	21,174

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2007	March 25, 2006
ASSETS
Current assets
Cash and cash equivalents	$12,063	$7,655
Accounts receivable, net	45,347	45,280
Inventories	106,854	95,892
Other current assets	17,336	12,234
Property and equipment held for sale	3,595	6,634
Total current assets	185,195	167,695

Other assets
Goodwill	142,888	72,555
Deferred taxes on income	-	9,061
Other, net	16,203	14,108
Total other assets	159,091	95,724
Property and equipment, net	143,213	115,178
Total assets	$487,499	$378,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$93,729	$90,992
Accrued payroll and benefits	33,367	29,423
Other accrued expenses	19,503	18,356
Current portion of exit costs	8,889	6,513
Current maturities of long-term debt	2,494	1,675
Total current liabilities	157,982	146,959

Other long-term liabilities	26,621	13,402
Exit costs	23,814	8,804
Long-term debt	106,341	64,015

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 21,658 and 21,023 shares outstanding	126,447	123,256
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	-	(2,873)
Accumulated other comprehensive income (loss)	126	(276)
Retained earnings	46,168	25,310
Total shareholders' equity	172,741	145,417
Total liabilities and shareholders' equity	$487,499	$378,597

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Fiscal Year
	(53 weeks) March 31, 2007	(52 weeks) March 25, 2006

Net cash provided by operating activities	$64,182	$54,746

Net cash used in investing activities	(79,274)	(27,983)

Net cash provided by (used in) financing activities	20,370	(29,437)

Net cash used in discontinued operations	(870)	(4,551)

Net increase (decrease) in cash and cash equivalents	4,408	(7,225)

Cash and cash equivalents at beginning of year	7,655	14,880

Cash and cash equivalents at end of year	$12,063	$7,655

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year
	(13 weeks) March 31, 2007	(12 weeks) March 25, 2006	(53 weeks) March 31, 2007	(52 weeks) March 25, 2006
Retail Segment:

Net Sales	$265,722	$192,321	$1,132,349	$884,046
Operating Earnings	$4,053	$2,090	$20,222	$12,271

Distribution Segment:

Net Sales	$293,759	$260,470	$1,238,079	$1,155,880
Operating Earnings	$9,934	$8,336	$31,205	$24,761

RECONCILIATION OF OPERATING EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)

	Fourth Quarter Ended		Year-to-Date
	(13 weeks) March 31, 2007	(12 weeks) March 25, 2006	(53 weeks) March 31, 2007	(52 weeks) March 25, 2006
Retail Segment:
Operating earnings	$4,053	$2,090	$20,222	$12,271
Plus:
Depreciation and amortization	3,292	2,667	13,596	11,741
Provision for asset impairments and exit costs	-	-	4,464	720
Michigan Single Business Tax expense	10	-	275	163
Other non-cash items	411	414	1,153	984
EBITDA	$7,766	$5,171	$39,710	$25,879

Distribution Segment:
Operating earnings	$9,934	$8,336	$31,205	$24,761
Plus:
Depreciation and amortization	1,884	1,947	7,837	8,281
Provision for asset impairments and exit costs	-	-	-	337
Michigan Single Business Tax expense	149	395	1,150	1,154
Other non-cash items	(522)	(564)	1,506	640
EBITDA	$11,445	$10,114	$41,698	$35,173

Consolidated:
Operating earnings	$13,987	$10,426	$51,427	$37,032
Plus:
Depreciation and amortization	5,176	4,614	21,433	20,022
Provision for asset impairments and exit costs	-	-	4,464	1,057
Michigan Single Business Tax expense	159	395	1,425	1,317
Other non-cash items	(111)	(150)	2,659	1,624
EBITDA	$19,211	$15,285	$81,408	$61,052

Notes: EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt. The Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.